Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of May 18, 2005 (the “Effective Date”), is among Tidewater Inc., (the “Company”), the Domestic Subsidiaries of the Company named on Exhibit “A” attached hereto (herein together with the Company called the “Companies”), Fleet National Bank, as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as successor to Bank One, NA (Main Office Chicago), as documentation agent (the “Documentation Agent”), and Royal Bank of Canada and Wells Fargo Bank, N.A., as successor to Wells Fargo Bank Texas, N.A., as co-syndication agents (the “Syndication Agents”) (the Administrative Agent, the Documentation Agent and the Syndication Agents, collectively, the “Agents”), and certain of the banks listed on the signature pages hereof (the “Original Lenders”), who agree as follows:

RECITALS

A. The Companies, the Agents and the Original Lenders have executed an Amended and Restated Revolving Credit Agreement dated as of August 15, 2003 (the “Credit Agreement”).

B. The Companies have requested that the Original Lenders (i) increase the Commitments from $295,000,000 to $300,000,000 (with the option, subject to receiving additional Commitments, to further increase the Commitments to up to $400,000,000), (iii) extend the Termination Date from April 30, 2008 to May 18, 2010, (iii) modify the Applicable Base Rate Margin, Applicable Eurodollar Rate Margin and Commitment Fee Rate, and (iv) modify certain financial covenants. The Companies have also requested that at least one additional Lender become a party to the Credit Agreement (the Original Lenders and the additional Lender(s) called the “Lenders”).

C. The Agent and Lenders are willing to accept the Companies’ requests on the terms and conditions set forth below.

D. Capitalized terms used herein, and not otherwise defined herein, shall have the meanings defined in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE CREDIT AGREEMENT

1.1 Exhibit A (List of Domestic Subsidiaries) attached to the Amendment is hereby substituted for the Exhibit A attached to the Credit Agreement.

1

1.2 Exhibit B (Line of Credit Commitments of the Lenders) attached to this Amendment is hereby substituted for the Exhibit B attached to the Credit Agreement. The Original Lenders agree that their respective advances outstanding on the Effective Date shall be increased or decreased as necessary to reflect the revised Commitments set forth on Exhibit B attached to this Amendment. To the extent that any Original Lender’s Pro Rata Share changes as a result of such adjustments, such Original Lender hereby assigns or accepts the interest of the other Lenders in order to effect such adjustments.

1.3 Section 1.1 (Line of Credit) of the Credit Agreement is hereby amended to read as follows:

1.1 Line of Credit. The Lenders shall severally establish a revolving line of credit (the “Line of Credit”) which may be drawn upon by the Companies on any Business Day during the period from the Effective Date until the Termination Date, in such amounts (but not less than $5,000,000 per Advance and above $5,000,000 in even multiples of $1,000,000) as the Companies may from time to time request (individually, an “Advance” and, collectively, the “Advances”), but not exceeding $300,000,000 (as such amount may be increased pursuant to Section 1.1.2 below or decreased pursuant to Section 4.2 hereof), being the aggregate amount of the commitments for the Line of Credit set forth on Exhibit B hereto (the “Line of Credit Commitments”) as of the Effective Date. The credit available to the Companies from time to time under the Line of Credit shall be reduced by (i) the aggregate amount of any and all unpaid Advances outstanding on the Line of Credit, (ii) the aggregate amount of any and all unpaid Advances outstanding on the Swing Line Loan, and (iii) the aggregate face amount of all outstanding Letters of Credit, and shall constitute the “Available Credit.”

1.4 Section 1.1.2 (Increase of Credit Facility) of the Credit Agreement is hereby amended and restated to read as follows:

1.1.2 Increase of Credit Facility. The Companies and the Administrative Agent and Documentation Agent, without the consent of any other Lenders, may increase the Credit Facility one or more times, up to the aggregate amount of $400,000,000, by either or both of the following methods: (i) one or more existing Lenders voluntarily increases its Line of Credit Commitment and/or (ii) one or more additional lenders approved by the Companies issue Line of Credit Commitments and become parties to and Lenders under this Agreement; provided, that each of the Lenders shall have the first right to increase its Commitment in an amount equal to its Pro Rata Share of the total increase in the Commitments; and provided further, that any new Lender shall meet the qualifications applicable for an Eligible Assignee; and provided further, that any Lender organized under a jurisdiction other than the United States has provided the Administrative Agent and the Company with the tax forms prescribed in Section 11.6 hereof (and provided further that such foreign Lender shall not transfer its interests, rights or obligations under this Agreement to any Affiliate of such foreign Lender unless such Affiliate provides the Administrative Agent and the Company with the aforesaid tax forms. In the event of either or both (i) and (ii) above, the Documentation Agent shall amend and restate Exhibit B hereto to reflect the revised Line of Credit Commitments of increasing or new Lenders and the adjusted Pro Rata Shares of all Lenders; the Documentation Agent shall promptly distribute the revised Exhibit B to the Company and to all Lenders. The Line of Credit Commitment of a Lender may not be increased without the consent of that Lender. Any additional Lenders shall become a party to this Agreement by delivering to the Administrative Agent an executed signature page of this Agreement. The Company and its Domestic Subsidiaries shall execute and deliver new Line of Credit Notes to existing Lenders for the increased amount of their Line of Credit Commitments and shall deliver new Line of Credit Notes to new Lenders for the amount of their Line of Credit Commitments.

1.5 Section 6.3(a) of the Credit Agreement is hereby amended and restated to read as follows:

6.3 Covenant to Secure Credit Facility Equally. (a) The Company agrees that if it or any of its Subsidiaries incurs or permits to exist any Debt in any event in excess of an aggregate principal amount equal to $10,000,000 which is secured by any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired (except as permitted by Section 6.8(v) hereof), unless prior written consent to the creation or assumption thereof shall have been obtained, the Company will and/or will cause its Subsidiaries simultaneously to secure the Credit Facility equally and ratably with any and all other Debt thereby secured, as long as any such other Debt shall be so secured.

1.6 Section 6.8 (Liens) of the Credit Agreement, Clause (vi), is hereby amended to substitute “twenty-five percent (25%) of Consolidated Stockholders’ Equity” for “fifteen percent (15%) of Consolidated Stockholders’ Equity.”

1.7 Section 6.10 (Dispositions of Stock and Debt) of the Credit Agreement is hereby amended and restated to read as follows:

6.10 Sale of Assets. Except as permitted by Section 6.11, the Companies will not, and will not permit any other Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:

(a) Dispositions of assets in the ordinary course of business, including the demise charter, time charter and bareboat charter of any vessel;

(b) Dispositions of assets by a Domestic Subsidiary to the Company or to any other Domestic Subsidiary or by the Company to any Domestic Subsidiary;

(c) Dispositions of assets by a Foreign Subsidiary to the Company or any other Subsidiary;

(d) Subject to Section 6.9(v), Dispositions of the capital stock of a Subsidiary in connection with the creation of a joint venture; or

(e) Dispositions of assets not otherwise permitted by this Section 6.10, provided that the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 6.10(e) does not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

Notwithstanding the foregoing, the Company or any Domestic Subsidiary may make a Disposition of assets, and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (e) of the preceding sentence, to the extent that the net proceeds from such Disposition are within 365 days of such Disposition reinvested in tangible assets to be used in the existing business of the Company or any Domestic Subsidiary, including the refurbishment of existing or new vessels.

1.8 Section 6.11 (Mergers and Consolidations) of the Credit Agreement is hereby amended and restated to read as follows:

6.11 Mergers and Consolidations. The Companies agree that they will not and will not permit any Subsidiary to merge or consolidate with any other corporation, except that provided no Default has occurred and is continuing and further provided that no Default will occur as a result thereof:

(a) any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Subsidiaries;

(b) the Company may merge or consolidate with any corporation provided that the Company shall be the continuing or surviving corporation;

(c) any Subsidiary may merge or consolidate with any corporation provided such continuing or surviving corporation shall remain or become a Subsidiary of the Company; and

(d) the Companies may make dispositions permitted under Section 6.10.

1.9 Section 6.12 (Minimum EBITDA to Fixed Charge Ratio), Section 6.13 (Maximum Funded Debt to EBITDA Ratio) and Section 6.14 (Maximum Funded Debt to Total Capitalization Ratio) of the Credit Agreement are hereby amended and restated to read as follows:

6.12 Minimum EBITDA to Interest Ratio. The Company agrees that it will not permit its EBITDA to Interest Ratio to be less than 3.00 to 1.00, as of the end of each fiscal quarter of the Company.

6.13 Intentionally Omitted.

6.14 Maximum Funded Debt to Total Capitalization Ratio. The Company agrees that it will not permit its Funded Debt to Total Capitalization Ratio to be greater than 0.55 to 1.00, as of the end of each fiscal quarter of the Company.

1.10 Section 10.6 (Assignments and Participations) of Credit Agreement is hereby amended and restated to read as follows:

10.6 Successors and Assigns Generally, Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Companies may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Lenders, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants as defined in and to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letters of Credit and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent (such approval not to be unreasonably withheld), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, substantially in the form of Exhibit “E” hereto (the “Assignment and Acceptance”), together with a processing and recordation fee of $2,500 payable to the Administrative Agent for its own account, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request of the Administrative Agent, the Companies (at their expense) shall execute and deliver a new Note to the Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Companies, shall maintain at the Administrative Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Companies, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Companies at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to this Agreement, the Notes or any other related documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Companies or the Administrative Agent, sell participations to any Person (other than a natural person or the Companies or any of the Companies’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Companies, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.12 that affects such Participant. Subject to subsection (e) of this Section, the Companies agree that each Participant shall be entitled to the benefits of Sections 3.2 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6(c) as though it were a Lender, provided such Participant agrees to be subject to Section 11.6(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under this Agreement, the Notes and the Letters of Credit than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Companies’ prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 11.6 unless the Companies are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Companies, to comply with Section 11.6 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as Letter of Credit Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Fleet National Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Fleet National Bank may, (i) upon 30 days’ notice to the Company and the Lenders, resign as an issuer of Letters of Credit and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as an issuer of Letters of Credit or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor issuer of Letters of Credit or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Fleet National Bank as issuer of Letters of Credit or Swing Line Lender, as the case may be. If Fleet National Bank resigns as issuer of Letters of Credit, it shall retain all the rights, powers, privileges and duties of the issuer of Letters of Credit hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as issuer of Letters of Credit and all Letter of Credit obligations with respect thereto. If Fleet National Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor issuer of Letters of Credit and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring issuer of Letters of Credit or Swing Line Lender, as the case may be, and (b) the successor issuer of Letters of Credit shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Fleet National Bank to effectively assume the obligations of Fleet National Bank with respect to such Letters of Credit.

(h) Certain Definitions. For the purposes of this Section 10.6, the following terms shall have the meanings indicated:

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Eligible Assignees” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Domestic Subsidiaries or any Affiliates of the Company or any Domestic Subsidiary.

1.11 Section 11.1 (Definitions) of the Credit Agreement is hereby amended to read as follows:

(a) The following definitions are amended to read as follows:

“Applicable Base Margin” shall mean the following per annum interest rate applicable to Base Rate Advances from time to time depending on the Total Debt to Capitalization Ratio Level of the Company:

Level	Applicable Base Rate Margin
Level I	0.000%
Level II	0.000%
Level III	0.000%
Level IV	0.000%

The Applicable Base Rate Margin for any fiscal quarter shall be determined by reference to the Total Debt to Capitalization Ratio as of the last day of the second fiscal quarter prior to the quarter for which the Applicable Base Rate Margin is determined. For example, the Applicable Base Rate Margin for the fiscal quarter beginning April 1, 2005 shall be determined on the basis of the Total Debt to Capitalization Ratio of the Company as of December 31, 2004.

“Applicable Commitment Fee Rate” shall mean the following per annum commitment fee interest rate applicable to the Available Credit from time to time depending on the Total Debt to Capitalization Ratio Level of the Company:

Level	Applicable Commitment Fee Rate
Level I	0.25%
Level II	0.20%
Level III	0.15%
Level IV	0.10%

The Applicable Commitment Fee Rate for any fiscal quarter shall be determined by reference to the Total Debt to Capitalization Ratio as of the last day of the second fiscal quarter prior to the quarter prior to the quarter for which the Applicable Commitment Fee Rate is determined. For example, the Applicable Commitment Fee Rate for the fiscal quarter beginning April 1, 2005 shall be determined on the basis of the Total Debt to Capitalization Ratio of the Company as of December 31, 2004.

“Applicable Eurodollar Rate Margin” shall mean the following per annum interest rate applicable to Eurodollar Rate Advances from time to time depending on the Total Debt to Capitalization Ratio Level of the Company:

Level	Applicable Eurodollar Rate Margin
Level I	1.125%
Level II	0.875%
Level III	0.625%
Level IV	0.500%

The Applicable Eurodollar Rate Margin for any fiscal quarter shall be determined by reference to the Total Debt to Capitalization Ratio as of the last day of the second fiscal quarter prior to the quarter for which the Applicable Eurodollar Rate Margin is determined. For example, the Applicable Eurodollar Rate Margin for the fiscal quarter beginning April 1, 2005 shall be determined on the basis of the Total Debt to Capitalization Ratio of the Company as of December 31, 2004.

*     *     *     *     *

“Level” shall mean the following levels based on the Total Debt to Capitalization Ratio indicated:

Funded Debt to Total Capitalization Ratio	Level
Greater than or equal to 40%	I
Less than 40% but greater than or equal to 30%	II
Less than 30% but greater than or equal to 20%	III
Less than 20%	IV

*     *     *     *     *

“Termination Date” shall mean May 18, 2010.

(b)	The following definitions are added to read as follows:

“Consolidated Interest Expense” means all interest expense due (and whether or not paid) on all Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, minus, to the extent included in consolidated interest expense, fees and other interest costs that are capitalized and subject to amortization under generally acceptable accounting principles.

“Consolidated Total Assets” shall mean the total assets of the Company and its Subsidiaries determined on a consolidated basis, as shown on the Company’s financial statements prepared in accordance with generally accepted accounting principles.

“EBITDA to Interest Ratio” shall mean the ratio of (i) Consolidated EBITDA for the immediately preceding four consecutive fiscal quarters, less the tax expense for taxes actually paid during such period, to (ii) Consolidated Interest Expense for such period.

(c) The following definitions are hereby deleted: Consolidated Fixed Charge, EBITDA to Fixed Charge Ratio, Funded Debt to EBITDA Ratio and Lease Rental Expenses.

1.12 Section 11.10 (Successors) of the Credit Agreement is hereby deleted.

1.13 A new Section 11.15 (PATRIOT Act) is hereby added to the Credit Agreement to read as follows:

11.15 PATRIOT Act. Each Lender hereby notifies the Companies that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as “The PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Companies, which information includes the name and address of the Companies and other information that will allow such Lender to identify the Companies in accordance with The PATRIOT Act.

1.14 Except as specifically amended hereby, all of the remaining terms and conditions of the Credit Agreement remain in full force and effect.

ARTICLE 2

MISCELLANEOUS

2.1 On the effective date of this Amendment, the Company will pay each Lender the closing fee set forth in a separate letter with the Company dated April 4, 2005.

2.2 On the effective date of this Amendment, the Company will pay the arrangers and the Agents the arrangement and closing fees set forth in a separate fee letter with the Company dated April 4, 2005.

2.3 The Companies agree to execute any and all other documents reasonably required by the Agents to conform to the provisions of this Amendment, including without limitation, new Line of Credit Notes.

2.4. This Amendment shall be effective as of the Effective Date but only upon the satisfaction of the following conditions:

(i) Payment of all fees described in Sections 2.1 and 2.2 of this Amendment.

(ii) Receipt of this Amendment, new Notes (if requested) and all other documents required by the Agents to conform to the provisions of this Agreement, executed by all parties thereto.

(iii) receipt of an opinion of counsel for the Companies as to the due authorization, execution and validity and enforceability of this Amendment and the new Notes, and such other matters as the Agents and their counsel shall reasonably require.

(iv) Receipt of certificates of the chief financial officer and secretary of the Companies as the Agents and their counsel shall reasonably require.

2.5. Except as otherwise specifically amended hereby, all of the covenants, terms and conditions of the Credit Agreement shall remain in full force and effect. Any references to the Credit Agreement contained in the notes or other loan documents shall refer to the Credit Agreement as amended by this Amendment.

2.6. This Amendment shall be a contract made under and governed by the laws of the State of Louisiana.

2.7 This Amendment may be executed in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment shall be effective as of the date first written above upon execution by the Companies, the Agents and all of the Lenders.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the Company, the Domestic Subsidiaries, the Agents and all of the Lenders have executed this Amendment as of the date first above written.

COMPANY:	TIDEWATER INC.

	By:	/s/ J. Keith Lousteau
	Name:	J. Keith Lousteau
	Title:	Executive Vice President
and Chief Financial Officer

DOMESTIC SUBSIDIARIES:	GULF FLEET SUPPLY VESSELS, L.L.C.
HILLIARD OIL & GAS, INC.
JACKSON MARINE, L.L.C.
JAVA BOAT CORPORATION
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
SEAFARER BOAT CORPORATION
POINT MARINE, L.L.C.
T. BENETEE, L.L.C.
TIDEWATER OFFSHORE (GP-1984), INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE SAKHALIN, L.L.C.
TIDEWATER MARINE SERVICE, L.L.C.
TIDEWATER MARINE WESTERN, INC.
TT BOAT CORPORATION
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
TWENTY GRAND OFFSHORE, INC.
ZAPATA GULF MARINE, L.L.C.
ZAPATA GULF MARINE OPERATORS, L.L.C.
ZAPATA GULF PACIFIC, L.L.C.

	By:	/s/ J. Keith Lousteau
	Name:	J. Keith Lousteau
	Title:	Authorized Representative

ADMINISTRATIVE AGENT	FLEET NATIONAL BANK
AND LENDER:
	By:	/s/ William Latham
	Name:	William Latham
	Title:	Director

DOCUMENTATION AGENT	JPMORGAN CHASE BANK, N.A.
AND LENDER:
	By:	/s/ J. Charles Freel, Jr.
	Name:	J. Charles Freel, Jr.
	Title:	Vice President

CO-SYNDICATION AGENTS	ROYAL BANK OF CANADA
AND LENDERS:
	By:	/s/ Jason York
	Name:	Jason York
	Title:	Attorney-in-Fact

WELLS FARGO BANK, N.A.,

	By:	/s/ Philip C. Lavinger, III
	Name:	Philip C. Lavinger, III
	Title:	Vice President

LENDERS:	WHITNEY NATIONAL BANK

	By:	/s/ M.J. Shannon
	Name:	Michael Jesse Shannon
	Title:	Senior Vice President

AMSOUTH BANK

	By:	/s/ Bill Hinrichs
	Name:	Bill Hinrichs
	Title:	Vice President

DnB NOR BANK ASA, New York Branch

By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Gary Culbertson
Name:	Gary Culbertson
Title:	Vice President